EXHIBIT 10.4

GUARANTY

THIS GUARANTY, dated as of September 15, 2021 (this “Guaranty”), is issued by Avangrid, Inc., a New York corporation (“Guarantor”) in favor of MUFG Union Bank, N.A., in its capacity as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Guaranteed Party”).
RECITALS
A.Avangrid Vineyard Wind, LLC, a Delaware limited liability company (“Obligor”), is a wholly owned indirect subsidiary of Guarantor.
B.Obligor and Guaranteed Party have entered into that certain Equity Contribution Agreement with Banco Santander, S.A., New York Branch, in its capacity as Administrative Agent, CI-II Alice Holding, LLC, CI III Alice Holding LLC, Vineyard Wind CI Partners 1 LLC, Vineyard Wind Sponsor Partners 1 LLC, Vineyard Wind TE Partners 1 LLC, Vineyard Wind 1 Pledgor LLC and Vineyard Wind 1 LLC, dated as of the date hereof (the “Agreement”). All capitalized terms used, but not otherwise defined herein, shall have the respective meanings assigned thereto in the Agreement or the Credit Agreement (as defined therein).
C.This Guaranty is delivered to Guaranteed Party by Guarantor pursuant to the Agreement.
AGREEMENT
1.Guaranty.
a.Guaranty of Obligations Under the Agreement. For value received, Guarantor hereby absolutely, unconditionally and irrevocably, subject to the express terms hereof, guarantees the payment when due of all payment obligations, whether now in existence or hereafter arising, by Obligor under the Agreement (the “Obligations”). This Guaranty is one of payment and not of collection and shall apply regardless of whether recovery of all such Obligations may be or become discharged or uncollectible in any bankruptcy, insolvency or other similar proceeding, or otherwise unenforceable.
b.Maximum Guaranteed Amount. Notwithstanding anything to the contrary herein, Guarantor’s aggregate obligation to Guaranteed Party hereunder is limited to eight hundred twenty six million five hundred twenty eight thousand four hundred twenty and 49/100 U.S. Dollars ($826,528,420.49) (the “Maximum Guaranteed Amount”) (it being understood for purposes of calculating the Maximum Guaranteed Amount of Guarantor hereunder that any payment by Guarantor either directly or indirectly to the Guaranteed Party, pursuant to a demand made upon Guarantor by Guaranteed Party or otherwise made by Guarantor pursuant to its obligations under this Guaranty including any indemnification obligations, shall reduce Guarantor’s maximum aggregate liability hereunder on a dollar-for-dollar basis), excluding costs and expenses incurred by Guaranteed Party in enforcing this Guaranty, and shall not either individually or in the aggregate be greater or different in character or extent than the obligations of Obligor under the terms of the Agreement. IN NO EVENT SHALL GUARANTOR BE SUBJECT TO ANY CONSEQUENTIAL, EXEMPLARY, EQUITABLE, LOSS OF PROFITS, PUNITIVE, TORT OR OTHER SIMILAR DAMAGES.
2.Payment; Currency. All sums payable by Guarantor hereunder shall be made in freely transferable and immediately available funds and shall be made in the currency in which the Obligations were due. If Obligor fails to pay any Obligation when due, the Guarantor will pay that Obligation directly to Guaranteed Party within twelve (12) days after written notice to Guarantor by Guaranteed Party; provided, that, no such notice or other demand shall be required in the event that the Guaranteed Party is restrained from making such demand pursuant to any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally. The written notice shall provide the amount of the Obligation.
3.Waiver of Defenses. Except as set forth above, Guarantor hereby waives notice of acceptance of this Guaranty and of the Obligations and any action taken with regard thereto, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Obligations, suit, or the taking of and failing to take other action by Guaranteed Party against Obligor, Guarantor or others and waives any defense of a surety, and (except as expressly set forth herein) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor, other than payment in full of the Obligations. Without limitation, Guaranteed Party may at any time and from time to time without notice to or consent of Guarantor and without impairing or releasing the obligations of Guarantor hereunder: (a) together with the Obligor, make any change to the terms of the Obligations; (b) take or fail to take any action of any kind in respect of any security for the Obligations; (c) exercise or refrain from exercising any rights against Obligor or others in respect of the Obligations or (d) compromise or subordinate the Obligations, including any security therefor. Notwithstanding the foregoing, Guarantor does not waive the right to assert that amounts are not due and payable under the Agreement in accordance with its terms and Guarantor shall be entitled to assert rights, setoffs, counterclaims and other defenses which Obligor may have under the terms of the Agreement to performance of any of the Obligations, other than defenses based upon lack of authority of Obligor to enter into and/or perform its obligations under the Agreement or any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution or similar proceeding with respect to Obligor.
4.Term. This Guaranty shall continue in full force and effect until the earliest of (a) the Termination Date (as defined in the Credit Agreement), (b) the Conversion Date (as defined in the Credit Agreement) (after giving effect to the funding of Equity Contributions to occur on the Conversion Date), (c) the date on which the Obligor has fully, irrevocably and unconditionally funded its Maximum Available Equity Contribution Amount, and (d) the date that Acceptable Member Credit Support in replacement of this Guaranty has been provided by or on behalf of Obligor in accordance with the terms and conditions of the Agreement. Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored or returned due to reorganization, bankruptcy or insolvency laws or otherwise, all as though such payment had not been made.
5.Subrogation. Until all Obligations, the Obligations (under and as defined in the Credit Agreement) and the Obligations (under and as defined in that certain Credit Agreement, dated as of the date hereof, among the Obligor, the lenders and issuing lenders party thereto from time to time, Banco Santander, S.A., New York Branch, as the administrative agent, and MUFG Union Bank, N.A., as the collateral agent (the “Term Credit Agreement (Avangrid)”)) are indefeasibly performed in full, Guarantor hereby waives all rights of subrogation, reimbursement, contribution and indemnity from Obligor with respect to this Guaranty and any collateral held therefor, and Guarantor hereby subordinates all rights under any debts owing from Obligor to Guarantor, whether now existing or hereafter arising, to the prior payment of the Obligations, the Obligations (under and as defined in the Credit Agreement) and the Obligations (under and as defined in the Term Credit Agreement (Avangrid)). This Section 5 shall expressly survive termination of this Guaranty until all Obligations, the Obligations (under and as defined in the Credit Agreement) and the Obligations (under and as defined in the Term Credit Agreement (Avangrid)) are fully and finally paid and discharged, expired or terminated.
6.Expenses. Whether or not legal action is instituted, Guarantor agrees to reimburse Guaranteed Party on written demand for all reasonable attorneys' fees and all other reasonable costs and expenses incurred by Guaranteed Party in enforcing its rights under this Guaranty. Notwithstanding the foregoing, the Guarantor shall have no obligation to pay any such costs or expenses if, in any action or proceeding brought by Guaranteed Party giving rise to a demand for payment of such costs or expenses, it is finally adjudicated that the Guarantor is not liable to make payment under Section 2 hereof.
7.Assignment. Guarantor may not assign its rights or delegate its obligations under this Guaranty in whole or part without written consent of Guaranteed Party, provided, however, that Guarantor may assign its rights and delegate its obligations under this Guaranty without the consent of Guaranteed Party if (a) such assignment and delegation is pursuant to the assignment and delegation of all of Guarantor's rights and obligations hereunder, in whatever form Guarantor determines may be appropriate, to a partnership, limited liability company, corporation, trust or other organization in whatever form that succeeds to all or substantially all of Guarantor's assets and business and that assumes such obligations by contract, operation of law or otherwise, provided, such entity has an Investment Grade Rating by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P") or (b) such assignment and delegation is made to an entity within the Iberdrola S.A. group of companies that has an Investment Grade Rating by Moody's and S&P. For purposes of this Section 7, "Investment Grade Rating" means a minimum credit rating for senior unsecured debt or corporate credit rating of at least BBB- or better by S&P and at least Baa3 or better by Moody's. Upon any such delegation and assumption of all of Guarantor's rights and obligations hereunder (including obligations that arose before such assumption) and, if required, the written consent of Guaranteed Party (which consent shall be at the direction of the Administrative Agent, not be unreasonably withheld, conditioned or delayed), Guarantor shall be relieved of and fully discharged from such obligations hereunder, whether such obligations arose before or after such delegation and assumption. Guaranteed Party may not assign its rights hereunder except in connection with a permitted assignment of its rights and obligations as Collateral Agent under the Agreement. This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and shall inure to the benefit of, and shall be enforceable by, the Guaranteed Party and its successors and permitted assigns.
8.Non-Waiver. The failure of Guaranteed Party to enforce any provisions of this Guaranty at any time or for any period of time shall not be construed to be a waiver of any such provision or the right thereafter to enforce same. All remedies of Guaranteed Party under this Guaranty shall be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. The terms and provisions hereof may not be waived, altered, modified or amended except in a writing executed by Guarantor and Guaranteed Party.
9.Entire Agreement. This Guaranty and the Agreement are the entire and only agreements between Guarantor and Guaranteed Party with respect to the guaranty of the Obligations of Obligor by Guarantor. All agreements or undertakings heretofore or contemporaneously made, which are not set forth herein, are superseded hereby.
10.Notice. Any demand for payment, notice, request, instruction, correspondence or other document to be given hereunder by Guarantor or by Guaranteed Party shall be in writing and shall be deemed received (a) if given personally, when received, (b) if mailed by certified mail (postage prepaid and return receipt requested), five days after deposit in the U.S. mails, (c) if given by facsimile, when transmitted with confirmed transmission, (d) if given by email, upon transmission thereof or (e) if given via overnight express courier service, when received or personally delivered, in each case with charges prepaid and addressed as follows (or such other address as either Guarantor or Guaranteed Party shall specify in a notice delivered to the other in accordance with this Section):
If to Guarantor:

AVANGRID, INC.,
1125 NW Couch, Suite 700
Portland, Oregon 97209
Attn: Credit Manager
Telephone: (503) 241-3214
Email: CollateralDesk@Avangrid.com
If to Guaranteed Party:

MUFG Union Bank, N.A.
as Collateral Agent
1251 Avenue of the Americas
New York, NY 10020
Attn: Institutional Agency Services
Tel: (415) 273-2512
Fax: (415) 273-2492
Email: SFCT@unionbank.com
With a copy to: amedeo.morreale@unionbank.com

11.Counterparts. This Guaranty may be executed in counterparts, each of which when executed and delivered shall constitute one and the same instrument. Delivery of a signed signature page to this Guaranty by facsimile transmission or in portable document format (.pdf) shall be effective as, and shall constitute physical delivery of, a signed original counterpart of this Guaranty.
12.Governing Law; Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of the state of New York without giving effect to principles of conflicts of law. Guarantor and Guaranteed Party agree to the non-exclusive jurisdiction of the courts of the State of New York and of any federal district court located therein over any disputes arising or relating to this Guaranty.
13.Further Assurances. Guarantor shall cause to be promptly and duly taken, executed and acknowledged and delivered, such further documents and instruments as Guaranteed Party may from time to time reasonably request in order to carry out the intent and purposes of this Guaranty.
14.Limitation on Liability. Except as specifically provided in this Guaranty, Guaranteed Party shall have no claim, remedy or right to proceed against Guarantor or against any past, present or future stockholder, partner, member, director or officer thereof for the payment of any of the Obligations, as the case may be, or any claim arising out of any agreement, certificate, representation, covenant or warranty made by Obligor in the Agreement.
15.Representations and Warranties. The Guarantor represents and warrants to Guaranteed Party as of the date hereof that:
a.it is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Guaranty;
b.no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty, other than those which have been obtained on or prior to the date hereof and remain in full force and effect;
c.this Guaranty, when executed and delivered by the Guarantor, will constitute a valid and legally binding agreement of the Guarantor, enforceable against the Guarantor in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles;
d.the execution and delivery of this Guaranty by Guarantor and the performance of its obligations hereunder will not result in a violation of any Applicable Laws (as defined in the Credit Agreement) applicable to Guarantor; and
e.there are no pending or, to Guarantor’s knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority (as defined in the Credit Agreement), to which Guarantor is a party or is subject, or by which it or any of its properties is bound that, if adversely determined to or against Guarantor, could reasonably be expected to have a material and adverse effect on Guarantor's ability to perform its obligations under this Guaranty.
16.Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS GUARANTY.
17.Severability. If one or more provisions of this Guaranty shall for any reason or to any extent be determined invalid or unenforceable, all other provisions shall nevertheless remain in full force and effect.
18.The Collateral Agent. In connection with the acceptance of this Guaranty and the exercise of rights hereunder, the Collateral Agent shall be entitled to all its rights, protections and immunities set forth in the Credit Agreement, mutatis mutandis, as if set forth herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the date first set forth above.

AVANGRID, INC.,
a New York corporation
By:	/s/ Howard Coon
Name:	Howard Coon
Title:	Vice President – Treasurer

AVANGRID, INC.,
a New York corporation
By:	/s/ Scott Tremble
Name:	Scott Tremble
Title:	Senior Vice President – Controller

Acknowledged and agreed:

MUFG Union Bank, N.A.
in its capacity as Collateral Agent
By:	/s/ D. Amedeo Morreale
Name:	D. Amedeo Morreale
Title:	Vice President